Exhibit 99.1

PRESS RELEASE May 7, 2020

Arrowhead Pharmaceuticals Reports Fiscal 2020 Second Quarter Results

-	Conference Call and Webcast Today, May 7 at 4:30 p.m. EDT

PASADENA, Calif., May 7, 2020 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal second quarter ended March 31, 2020. The company is hosting a conference call at 4:30 p.m. EDT to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 7566917.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 7566917.

Selected Recent Events

•

Dosed the first patients in AROHSD1001, a Phase 1/2 clinical study of ARO-HSD, the company’s investigational RNAi therapeutic being developed as a treatment for patients with alcohol related and nonalcohol related liver diseases, such as nonalcoholic steatohepatitis

•

Completed enrollment of the first sequential cohort in the AROAAT2002 study, a pilot open-label, multi-dose, Phase 2 study to assess changes in a novel histological activity scale in response to ARO-AAT over time in patients with alpha-1 antitrypsin deficiency associated liver disease

•	Completed planned enrollment in AROANG1001, a Phase 1 clinical study of ARO-ANG3, the company’s investigational RNAi therapeutic being developed for the treatment of mixed dyslipidemia
•

Completed discovery and optimization work and advanced ARO-Lung2, Arrowhead’s investigational RNAi therapeutic being developed for the treatment of chronic obstructive pulmonary disorder (COPD), into IND-enabling studies with a planned CTA filing in in the first half of 2021. ARO-Lung2 is against an undisclosed gene target and is the company’s second inhaled RNAi candidate to leverage the Targeted RNAi Molecule (TRiMTM) platform to the target pulmonary epithelium

•

Started a development program to address the current novel coronavirus that causes COVID-19 and other possible future pulmonary-borne pathogens. No additional details about this program are being disclosed at this time

•

Reported interim multiple-dose results on two cardiometabolic candidates ARO-APOC3, being developed as a potential treatment for patients with severe hypertriglyceridemia, and ARO-ANG3, being developed for the treatment of mixed dyslipidemia, showing high levels of reduction in APOC3, ANGPTL3, triglycerides, and other lipid parameters

•	Completed a regulatory submission to begin a Phase 1/2a clinical trial of ARO-ENaC, the company’s investigational RNAi therapeutic being developed as a treatment for patients with cystic fibrosis
•	Expanded Arrowhead’s senior management team with the hiring of Jim Hassard as chief commercial officer
•

Opened a second Research and Development facility in San Diego, which allows Arrowhead to tap into additional skill sets in one the country’s premier biotech hubs and also expands capacity for preclinical models to do more early research work in parallel

Selected Fiscal 2020 Second Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION (unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
OPERATING SUMMARY	2020	2019	2020	2019

REVENUE	$23,528,853	$48,148,275	$52,983,433	$82,806,171
OPERATING EXPENSES
Research and development	29,443,335	20,798,628	52,816,951	38,370,671
General and administrative expenses	16,325,773	5,338,955	27,260,330	11,478,664
TOTAL OPERATING EXPENSES	45,769,108	26,137,583	80,077,281	49,849,335
OPERATING INCOME (LOSS)	(22,240,255)	22,010,692	(27,093,848)	32,956,836
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	2,404,685	1,886,290	4,584,550	2,977,399
NET INCOME (LOSS)	$(19,835,570)	$23,896,982	$(22,509,298)	$35,934,235

NET INCOME (LOSS) PER SHARE (DILUTED)	$(0.20)	$0.24	$(0.23)	$0.37
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	101,653,136	98,082,644	99,359,140	97,214,546

FINANCIAL POSITION SUMMARY	March 31,	September 30,
	2020	2019
CASH AND CASH EQUIVALENTS	$256,650,727	$221,804,128
SHORT-TERM INVESTMENTS	50,959,058	36,899,894
LONG-TERM INVESTMENTS	190,618,075	44,175,993
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	498,227,860	302,880,015
OTHER ASSETS	62,847,842	46,965,422
TOTAL ASSETS	561,075,702	349,845,437
TOTAL CURRENT DEFERRED REVENUE	33,174,765	77,769,629
TOTAL LONG TERM DEFERRED REVENUE	-	5,035,142
OTHER LIABILITIES	34,337,467	23,004,414
TOTAL LIABILITIES	67,512,232	105,809,185
TOTAL STOCKHOLDERS' EQUITY	493,563,470	244,036,252
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$561,075,702	$349,845,437

SHARES OUTSTANDING	101,748,107	95,506,271

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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